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                                                                 EXHIBIT (J)(1)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-124761 on Form N-1A of our report dated February 16, 2007, relating to the financial statements and financial highlights of Wintergreen Fund, Inc. (the "Fund), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2006 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
April 27, 2007